     PUBLIC OFFERING OF ACQUISITION OF SHARES VIA TRANSFER FOR CANCELLATION
                      OF THE PUBLIC-COMPANY REGISTRATION OF


                             [LOGO of [BR] PETROBRAS
                                           DISTRIBUIDORA S.A.]



                        Petrobras Distribuidora S.A. - BR
   Public Company - CNPJ n.(0) 34.274.233/0001-02 - NIRE n.(0) 33.3.0001392-0
           Rua General Canabarro 500, 16(0) andar, Rio de Janeiro - RJ on behalf of and requested by

                             [LOGO OF [BR] PETROBRAS]

                      Petroleo Brasileiro S.A. - Petrobras

BBA CORRETORA DE TITULOS E VALORES MOBILIARIOS S.A., as an intermediating financial institution ("Intermediary"), on behalf of and as requested by PETROLEO BRASILEIRO S.A. - PETROBRAS ("Offering Party"), controlling shareholder of PETROBRAS DISTRIBUIDORA S.A. - BR ("Subject Company"), wishes to present to all other shareholders ("Shareholders") of ordinary and preferred shares issued by the Subject Company ("Subject Shares") this public-company share acquisition offer, for cancellation of the public-company registration of the Subject Company, through the exchange of preferred shares issued by the Offering Party, in accordance with CVM Instruction number 361, from March 5, 2002 ("CVM Instruction number 361") and the following conditions ("Offering"):

1.   PRELIMINARY INFORMATION
     -----------------------

This bid announcement ("Bid Announcement") was prepared based on information provided by the Offering Party and the Subject Company, seeking to abide by CVM Instruction number 361 for a public-company share-acquisition offers for the cancellation of the public-company registration and assuring equal treatment to the receivers of this Offering, providing them with the elements needed for making a sound and independent decision regarding the acceptance thereof.

The Offering Party also prepared and made available to the Shareholders a prospectus containing relevant information about the Offering, the Offering Party and the Subject Shares ("Prospectus"). The Prospectus is available to the Shareholders at the address mentioned in item 1.3.2 below and electronically at the addresses: www.bba.com.br ; www.petrobras.com.br ;
                                 --------------   --------------------
www.br.com.br ; www.cvm.gov.br ; and www.bovespa.com.br .
-------------   --------------       ------------------

The participants of the Offering must read the Prospectus before deciding on whether to accept the Offer.

2.   THE PUBLIC OFFERING
     --------------------

2.1. This instrument is a public offering for the acquisition of shares, for cancellation of a public-company registration; under the terms of item I of article 2 of CVM Instruction number 361, with payment in securities, under the terms of article 6 of CVM Instruction number 361.

2.1.1. The validity and efficacy of this Offering are subject to the suspensive condition, that is, the exchange ratio between the Shares Offered and the Subject Shares, RTR, calculated in accordance with the formula listed in item
2.4.1 below, being greater than or equal to 0.7 and less than or equal to 1.00
(one) ("Efficacy Condition"), binding the Offering Party to make the Offering on the first business day after the date on which the Efficacy Condition is implemented. As long as the Efficacy Condition is not implemented, the Offering will not produce its effects, remaining ineffective for intents and purposes, and the Offering Party will not be bound to make the Offer. If the Efficacy Condition is not implemented within the maximum term of 45 (forty-five) days from the date of publication of this Bid Announcement set forth in item 3.1 below, this Offering will be automatically revoked.

2.2. Under the terms of this Offering, the Offering Party is willing, through the Intermediary, which in the Auction (as defined below) is represented by BBA Corretora de Titulos e Valores Mobiliarios S.A. ("BBA Corretora"), to acquire up to all of the Subject Shares, that is, 20,606,853 (twenty million, six hundred and six thousand, eight hundred and fifty-three) nominative ordinary shares, representing 0.14% (point one four percent) of the voting capital and 0.05% (point zero five percent) of the Subject Company's total capital, and 11,383,270,685 (eleven billion, three hundred and eighty-three million, two hundred and seventy thousand, six hundred and eighty five) nominative preferred shares, representing 40.36% (forty point three six percent) of the total preferred shares issued and 26.35% (twenty-six point three five percent) of the Subject Company's total capital, as long as it is completely paid in and free and unburdened by any and all onuses, debts or other legal or extra-judicial encumbrances.

2.3 Acquisition of the Subject Shares will take place through an exchange. The Offering Party will deliver to the Subject Company's Shareholders that accept the Offering ("Shares Offered"), issued exclusively for payment of the Subject Shares.

2.4 In order to establish the value of the Subject Shares and the Shares Offered, the Intermediary prepared an Assessment (as defined in item 11.1 below). The value of the Subject Shares presented in the Assessment of the Subject Company, expressed per lot of 1000 (one thousand) Subject Shares, calculated in accordance with the criteria set forth in paragraph 3 of Article 8 of CVM

Instruction no. 361, are described in item 11.1. The criterion considered most appropriate by the Intermediary was the economic value.

2.4.1. Based on the economic value determined in the Assessment of the Subject Company and the Assessment of the Offering Party for the Subject Shares and the Shares Offered, respectively, in accordance with the Offering Party's intention of offering a premium to the Shareholders that accept the Offer, the exchange ratio, Rec (as defined below), to be adjusted according to the following formula, was established:

               RTR   =   REC X  (1 + PR1)  X   (PETR - I / PETR - L) X (1 + PR2)

                  where,

                  RTR means the exchange ratio that determines that quantity of Shares Offered to be given in exchange for 1000 (one thousand) Subject Shares on the Auction Date (as defined below);

                  REC means the exchange ratio between the quantity of Shares Offered and 1000 (one thousand) Subject Shares, considering the economic value of these shares (as determined in the Assessment of the Subject Company and the Assessment of the Offering Party for the Subject Shares and the Shares Offered), equal to 0.7; that is, 1000 (one thousand) Subject Shares are equal to 0.7 Shares Offered;

                  PR1 means the premium offered by the Offering Party over the REC, equal to 35.72% (thirty-five point seventy-two percent);

       Rec X (1 + Pr1)     is the equal to 0.95 (ninety-five hundredths);

               PETR-I is equal to R$ 42.20 (forty-two reais and twenty centavos), correspond to the closing price of the preferred shares issued by the Offering Party on October 23, 2002 (the last business day before the date of the Offering Party's executive board meeting, which analyzed and recommended the Administrative Council's approval of the operation);

               PETR-L means the average price of the preferred shares issued by the Offering Party, averaged by volume, verified in trading on the second business day before the date of the Auction and during the first three hours of trading on the first business day prior to the Auction Date;

                  PR2 means an adjustment offered as a result of the amount of PETR - L, in the case of Petr - L valuing in relation to Petr - I, calculated as follows:

                  (a) 0% (zero percent) if the PETR - L value is less than R$ 45.00 (forty-five reais);

                  (b) 6% (six percent) if the PETR - L value is equal to or greater than R$ 45.00 (forty-five reais) however equal to or less than R$ 50.00 (fifty reais); or

                  (c) 12% (twelve percent) if the PETR - L value is greater than R$ 50.00 (fifty reais).

2.4.1.1 Once the Efficacy Condition has taken effect, under the terms of the formula above, it is guaranteed to the Shareholders that accept the Offering an exchange ratio of Subject Shares per Shares Offered, Rtr, of, at least, 0.7, that is, 1000 (one thousand) Subject Shares per 0.7 Shares Offered, a ratio that reflects the economic value of the Subject Shares and the Shares Offered, as determined in the Assessment of the Subject Company and the Assessment of the Offering Party.

2.5. Shareholders who wish to sell off their Subject Shares in the Auction or merely demonstrate their express agreement with cancellation of the public-company registration, as well as Shareholders who wish to dissent from cancellation of the public-company registration, must qualify themselves to do so, through accrediting, by 6:00 pm on the business day prior to the date of the Auction, a broker of their choice ("Broker") to represent them in the Auction, with accreditation of the Broker in accordance with this item constituting a grant to the respective Broker of the powers of representation set forth in item
4.2.1 below. Shareholders who qualify to participate in the Auction according to the terms of this item are henceforth referred to as Qualified Shareholders and the accredited Brokers under the terms of this item must provide Prospectuses to the Qualified Shareholders. Brokers should request receipts from the Qualified Shareholders upon delivery of Prospectuses.

2.5.1. The Brokers, accredited pursuant to item 2.5 above, must communicate to the Sao Paulo Stock Exchange ("Bovespa"), by 12:00 pm on the date of the Auction, the number of Subject Shares from the Qualified Shareholders that will be represented by them at the Auction, and the sum of the Subject Shares informed by all the Brokers will constitute the total Subject Shares in circulation for calculation of the quantity of those who accept and agree, to which items 2.7, 3.1.2 and 6.1 below refer.

2.5.2. Express agreement with cancellation of the Subject Company's public-company registration and the Offering acceptance orders will be done by the Brokers at the Auction, with the Qualified Shareholders' silence considered as non-approval of the making of the Subject Company's capital private.

2.5.3. Shareholders who wish to accept the Offering, selling their Subject Shares at the Auction, must also meet the demands for negotiations of shares set out in Bovespa's operation regulations, and, in particular, the procedures to block the Subject Shares that they own, according to the procedure set forth in item 2.5.3.1 below.

2.5.3.1 For the purposes of item 2.5.3 above, the Qualified Shareholders, on their own, or through their accredited Broker, must proceed as follows:

          (A) Subject Shares held in custody with the Companhia Brasileira de Liquidacao e Custodia - CBLC ("CBLC"): the Subject Shares held at the CBLC must be transferred by 12:00 pm on the date of the Action, to portfolio no. 7105-6, opened in the name of each Qualified Shareholder and maintained by the CBLC exclusively for this end; and

          (B) Subject Shares maintained in custody at Banco Itau S.A. ("Banco Itau"): the Subject Shares held at Banco Itau, the deposit financial institution of the Subject Company's shares must be previously transferred to the custody of the CBLC for deposit in the portfolio mentioned in (A) above.

2.5.3.2 The Subject Shares deposited in the portfolio to which line (A) of item
2.5.3.1 above refers will not be available for trading until the Settlement Date (as defined below). If the Qualified Shareholder plans on trading the Subject Shares deposited under the terms of item 2.5.3.1 above, these Subject Shares must be previously unblocked.

2.6. The Qualified Shareholders must present to the respective Brokers, by the deadlines stipulated in CVM Instruction number 361 and without limitation to any other document required under the terms of CVM Instruction number 220, from September 15, 1994, the following documents:

          o Individuals - notarized copy of CPF (taxpayer identification number) and RG or RNE (federal) identification number. Representatives of estates, minors, those prohibited and Shareholders who are represented by proxies must also present originals or notarized copies of documentation granting powers of representation of the CPF and the RG or RNE of the representatives;

          o Businesses - notarized copy of the most recent by-laws or consolidated articles of incorporation, registration card from the CNPJ (National Company Registry), business documentation (including notes from election of the board, as required) granting powers to the representatives and duly filed in the competent organ and originals or notarized copies of the CPF and identification of their legal representatives.

2.7. Subject to the Efficacy Condition set forth in item 2.1.1. above, this Offering is made in accordance with sub-paragraph I of article 2 and article 16 of CVM Instruction number 361 and is irreversible; however it does depend upon acceptance of the Offering and/or express agreement with cancellation of the public-company registration of the Subject Company by Qualified Shareholders in possession of more than 2/3 (two-thirds) of the Subject Shares in circulation, as defined in item 2.5.1 above.

2.8. If, at the end of the Auction, the condition referred to in item 2.7 above has not been implemented, it will be considered that, under the terms of sub-paragraph II of article 15 of CVM Instruction number 361, the Offering Party did not accept the Offering, and, renouncing the right set forth in sub-paragraph I of article 15 of CVM Instruction number 361, shall not acquire any Subject Share in the Auction.

2.9 The exchange of Subject Shares for Shares Offered may create, for the Shareholders, an income tax obligation, if he/she has a gain resulted from the transfer of his/her Subject Shares. The occurrence of a net gain on the transfer and its consequent taxation must be verified on a case by case basis, taking into consideration the cost of acquisition of the Subject Shares recorded in the Shareholder's assets. Thus, each Shareholder that plans on accepting the Offering must consult his/her own specialist in order to check the tax implications resulting therefrom.

3.   THE AUCTION
     -----------

3.1. The Auction will take place at the headquarters of Bovespa, in the city of Sao Paulo, state of Sao Paulo, at Rua XV de November 275, at 4:00 pm, on the thirtieth day (or the first business day thereafter) after the date on which this Bid Announcement has been published, as long as the Efficacy Condition has taken effect. If the Efficacy Condition has not taken effect by this date, the Auction will be automatically postponed to the next business day following the date on which the Efficacy Condition takes effect, binding the Offering Part to make the Offer on such date, subject to, in any case, the maximum term of 45 (forty-five) days, starting from the date of publication of this Bid Announcement ("Auction Date").

3.1.1. For the purposes of item 3.1 above, as of the twenty-ninth day following the date of publication of this Bid Announcement, and until the forty-fourth day following the date of publication of this Bid Announcement, the Offering Party undertakes to check if the Efficacy Condition has taken effect on a daily basis. On the first business day on which the Efficacy Condition has been implemented, the Offering Party must immediately announce to the market, on the electronic page of the CVM and Bovespa's Daily Information Bulletin (BDI) and, on the date of the Auction, must publish in the national editions of the newspapers "Valor Economico" and "Gazeta Mercantil", the following information:

          o confirmation of the Efficacy Condition and ratification of the Offering;

          o the exchange ratio between Subject Shares and Shares Offered, represented by the value of the RTR, calculated according to the formula listed in item 2.4.1 above;

          o definition of the Auction Date, which will be the business day immediately following the date that the Efficacy Condition takes effect; and

          o the issue price of the Shares Offered, determined in accordance with item 10.2.1.

3.1.2 The Auction will end when the Trading Floor Director so determines, or when the Qualified Shareholders owning over 2/3 (two-thirds) of the total Subject Shares outstanding, as defined in item 2.5.1 above, have accepted the Offer or expressly agreed with cancellation of the public-company registration of the Subject Company. In either case, the following shall apply:

          (A) acceptance of the Offer received during the Auction that exceeds the 2/3 (two-third) limit mentioned in this item will remain firm and will be considered irrevocable and honored by the Offering Party under the same conditions set forth in this Bid Announcement for acquisition of the Subject Shares computed for the purposes of determining the 2/3 (two-third) limit set forth herein; and

          (B) under the same conditions set forth in this Bid Announcement for acquisition of the Subject Shares included for the purpose of calculating the 2/3 (two-third) limit set forth herein, the Offering Party will accept sale offers by Dissenting Shareholders (as defined below), Consenting Shareholders (as defined below) and by Shareholders that have not qualified for the Auction under the terms of item 2.5 above, as long as these offers are presented by 6:00 pm on the Auction Date directly to Bovespa's Trading Floor Director, or upon registration with the Mega Bolsa system, and prior deposit in the portfolio mentioned in item
               2.5.3.1 (A) of the Subject Shares.

3.1.2.1 The Subject Shares acquired under the terms of item 3.1.2 above will not be computed for the purposes of item 2.7 above.

3.1.3 Once the condition mentioned in item 2.7 above has been implemented, the Offering Party's Administrative Council will meet by the Settlement Date to approve and determine the number of Shares Offered to be issued in order to comply with the Offer.

3.2. The Brokers representing Shareholders that wish to accept the Offer, must, by 12:00 pm of the Auction Date, deliver their firm sell offers directly to the Director of the Bovespa Trading Floor or register them in the Mega Bolsa system. For registration of sell offers of Subject Shares on the Mega Bolsa, the trading codes will be BRDT4L and BRDT3L, for preferred and ordinary shares, respectively, and the Shares Offered, for the Auction's purposes, will have the code PETR4L.

3.2.1. No cancellation or modification of any sell order of Subject Shares will be permitted after 12:00 pm on the Auction Date.

3.3. Observing applicable legal and regulatory norms, the free interference of brokers representing third-party buyers in the Auction will be permitted, through a competitive public offer recorded at the CVM under the terms of CVM Instruction number 361, as long as, for the total amount of Subject Shares offered for sale, the first-buyer interference is for a price, at least, 5% (five percent) higher than the initial Purchase Price. If there is any interference, and a possible interferer wins, it will pay for, if necessary, the responsibilities set forth in paragraph 2 of article 10 of CVM Instruction number 361, and the Intermediary, regardless of any additional formality, will be automatically exonerated from the guarantee set forth in paragraph 4 of article 7 of CVM Instruction number 361.

3.4. The institution in charge of the purchase, on behalf of, and requested by, the Offering Party, will be the Intermediary, represented in the Auction by BBA Corretora.



4.   SETTLEMENT
     ----------

4.1. Settlement of the exchange operation will take place, all at once, on the third business day after the Auction ("Settlement Date") and will be done through a transfer of the Subject Shares to the Offering Party's custody account and the Shares Offered to the Shareholders' custody account that, under the terms of this Bid Announcement, accept the Offer.

4.2. Acceptance of the Offering by the Shareholders will constitute an irrevocable and irreversible obligation to subscribe to the Shares Offered to which they have a right. Such Shares Offered will be issued by the Offering Party and will be subscribed and fully paid-in by the Shareholders that accept the Offering, on the Settlement Date, through a transfer, to the Offering Party, of the respective Subject Shares, fully paid-in and free and clear of any encumbrances.

4.2.1 Subscription and payment of the Shares Offered will be done by the Brokers (or, in the case set forth in line (B) of item 3.1.2 above, by the institution that has registered the sale order), on behalf of the Shareholders that they represent, with qualification for the Auction on the Qualified Shareholder's part (or in the case set forth in line (B) of item 3.1.2 above, the request to register the sale offer) constituting a grant, to the respective Brokers (or, in the case of line (B) of item 3.1.2 above, to the institution that has registered the sale order) of sufficient powers to do so, and acceptance, on the part of these Brokers (and, in the case set forth in line (B) of item 3.1.2 above, on the part of the institution that has registered the sale offer), of the obligation to subscribe and pay for the Shares Offered on behalf of the Shareholders that have accepted the Offer, according to the clauses of this Bid Announcement.

4.3. Observing item 4.3.1 below regarding fractions of Shares Offered, settlement of the exchange operation under the terms of item 4.1 above will constitute (i) full payment of the Subject Shares by the Offering Party to the Shareholders that accept the Offer; and (ii) full payment of the issue price of the Shares Offered subscribed by the Shareholders, accomplishing full, complete, irrevocable and irreversible mutual release between the Shareholders that accept the Offer and the Offering Party.

4.3.1. Eventual fractions of the Offering Party's shares to which Shareholders that accept the Offer under the terms of this Bid Announcement have a right as a result of the exchange operation will be paid in cash, considering the exchange ratio - "Rtr" - determined in accordance with the formula listed in item 2.4.1 above and adjusted under the terms of item 7.1 below, whenever necessary

(observing that, with the Efficacy Condition implemented, under the terms of aforementioned formula, the lesser value of Rtr will be 0.7, that is, 1000 (one thousand) Subject Shares per 0.7 Share Offered), and the average price of the preferred shares issued by the Offering Party, averaged by volume, verified on the trading floor on the second business day prior to the Auction Date and first three hours of trading on the first business day prior to the Auction Date - Petr - L", with this payment constituting full, complete and irrevocable final release.

4.4 Under the terms of article 4 of article 7 of CVM Instruction no. 361, the Intermediary will guarantee financial settlement of the Offer and payment of the purchase price in accordance with item 7.1 below. The Intermediary will comply with the obligation set forth herein and will make payment, in cash, of the result of multiplication of Rtr (adjusted, when necessary, according to item 7.1) by Petr-L, calculated according to the formula set forth in item 2.4.1 above.

5.   MANIFESTATION REGARDING CANCELLATION OF PUBLIC-COMPANY REGISTRATION
     --------------------------------------------------------------------

5.1. Shareholders that, having qualified for the Auction under the terms of item
2.5 above, do not accept the Offer, will be considered in disagreement with the cancellation of the public-company registration of the Subject Company ("Dissenting Shareholders").

5.2. Qualified Shareholders that accept selling their Subject Shares under the terms of this Offering will be automatically and expressly agreeing to cancellation of the Subject Company's public-company registration, with no other additional procedure required.

5.3. Other Shareholders who agree with cancellation of the Subject Company's public-company registration, but do not wish to sell their Subject Shares under the terms of this Offering ("Consenting Shareholders") and the Dissenting Shareholders are hereby called upon to manifest their opinion regarding cancellation of the Subject Company's public-company registration by 12:00 pm on the Auction Date, under the terms of item 2.5 above, in no way limiting item
5.3.1 below.

5.3.1 Consenting Shareholders that immediately wish to give their consent to cancellation of the Subject Company's public-company registration will be able to fill out, sign and deliver to a Broker, a document whose draft is available at the following addresses www.bba.com.br, www.petrobras.com.br, www.br.com.br,
                           --------------  --------------------  -------------
and www.cvm.gov.br and www.bovespa.com.br, through which they will (i)
    -------------      ------------------
demonstrate their express agreement with cancellation of the Subject Company's public-company registration; (ii) declare that (a) they are aware that their Subject Shares will not be available until settlement of the Auction; and (b) after cancellation of the Subject Company's public-company registration, they will not be able to transfer their shares on Bovespa; and (iii) accredit a Broker to, on their behalf and per their request, manifest their express agreement with cancellation of the Subject Company's public-company registration.

5.4. Silence on the part of any Qualified Shareholder will be considered disagreement with of the Subject Company's public-company registration.

6.   CANCELLATION OF THE SUBJECT COMPANY'S PUBLIC-COMPANY REGISTRATION
     -----------------------------------------------------------------

6.1. Under the terms of article 16 of CVM Instruction number 361, approval of the request for cancellation of the Subject Company's public-company registration will depend upon acceptance of the Offering and/or express agreement with cancellation of the Subject Company's public-company registration by Qualified Shareholders holding more than 2/3 (two-thirds) of the total Subject Shares in circulation, as defined in item 2.5.1 above.

6.2. The CVM, in the term of 15 (fifteen) days starting from the receipt of the reports on the Auction and after verifying that the norms of CVM Instruction number 361 have been followed, will proceed with cancellation of the Subject Company's public-company registration, communicating this fact to Bovespa and the Subject Company.

7.   TRANSFER OF SHARES AFTER CANCELLATION OF THE PUBLIC-COMPANY REGISTRATION
     ------------------------------------------------------------------------

7.1. At the end of the Auction, if the Offering Party acquires more than 2/3 (two-thirds) of the Subject Shares in circulation, the Offering Party, under the terms of paragraph 2 of article 10 of CVM Instruction number 361, agrees, for a three-month term starting from the Auction Date, to acquire the remaining Subject Shares from the Shareholders that so wish (including Dissenting Shareholders, Consenting Shareholders and the Shareholders that did not qualify for the Auction under the terms of item 2.5 above), observing the same exchange relationship, Rtr, existing on the Auction Date, adjusted according to the following formula:

Subject Shares code BRDT3:

                              Rtr - (Dbr3 - Dpb x Rtr) / Petr-L

Subject Shares code BRDT4:

                              Rtr - (Dbr4 - Dpb x Rtr) / Petr-L

                  Where:

                  Dbr3 amount, in reais, of the dividends and/or interest on own capital approved by the Subject Company after the Settlement Date per lot of 1000 Subject Shares BRDT3.

                  Dbr4 amount, in reais, of the dividends and/or interest on own capital approved by the Subject Company after the Settlement Date per lot of 1000 Subject Shares Brdt4.

                  Dbp amount, in reais, of the dividends and/or interest on own capital approved by the Offering Party after the Settlement Date per Share Offered.

                  Rtr exchange ratio that determines the quantity of Shares Offered to be given in exchange for 1000 (one thousand) Subject Shares on the Auction Date, calculated according to item 2.4.1 above.

                  Petr-L average price of the preferred shares issued by the Offering Party, averaged by volume, set on the trading floor on the second business day prior to the Auction Date and the first three hours of trading on the first business day prior to the Auction Date.

7.1.1. Settlement of the operations discussed in item 7 will abide by items 4.1 to 4.3 above and will occur in the maximum term of 15 (fifteen) days starting from the final day of the three-month term set forth in item 7.1 above, as set forth in paragraph 3 of article 10 of CVM Instruction 361.

7.2. Shareholders that wish to do so can hire either the Intermediary or the Offering Party in order to proceed with alienation of the Subject Shares that they held, for which they should appear in person, or through a duly constituted proxy, to the headquarters of the Intermediary or the Offering Party, at the following addresses:

                    Intermediary                                             Offering Party
                    ------------                                             --------------
BBA Corretora de Titulos e Valores Mobiliarios S.A.               Petroleo Brasileiro S.A. - Petrobras
           Department of Capital Markets                            Management of Investor Relations
           Avenida Paulista 37, 19(0)andar                  Avenida Republica do Chile 65, 4(0)andar, sala 401-E
                   Sao Paulo, SP                                           Rio de Janeiro, RJ


8.   THE OFFERING PARTY'S SUPERVENING OBLIGATIONS
     --------------------------------------------

8.1. The Offering Party agrees to pay to the Shareholders that accept the Offer any amount, that exists, over the price that they received for the sale of their Subject Shares (considering the exchange ratio - "Rtr" - determined in accordance with the formula listed in item 2.4.1 above (and adjusted according to item 7.1 above, if necessary), and the average price of the preferred shares issued by the Offering Party, averaged by volume, verified on the trading floor on the second business day prior to the Auction Date and first three hours of trading on the first business day prior to the Auction Date - Petr - L"), adjusted by the modifications to the number of shares resulting from bonuses, developments, grouping and conversions that took place and (a) the price per Subject Share that would be owed, or that is owed, if there is, in the term of
(one) year from the Auction Date, any fact that imposes, or will impose, a mandatory-acquisition public offering to be held, under the terms of sub-paragraphs I to III of article 2 of CVM Instruction number 361; and (b) the amount to which these Shareholders would have a right, if they still held the Subject Shares and dissented from the Subject Company's general-assembly decision to allow for the exercise of the right to recess under the terms of article 137 of Law number 6.404, from December 15, 1976, pursuant to its modification ("Law number 6.404/76") if the general assembly that approves the decision takes place within 1 (one) year from the Auction Date, except if the information on the future occurrence of a mandatory acquisition of a public offering or Company event to which this items refers is already published on the date of publication of this Bid Announcement.

9.   INFORMATION ON THE SUBJECT COMPANY AND THE SUBJECT SHARES
     ---------------------------------------------------------

9.1  Information on the Subject Company
     ----------------------------------

The Subject Company is a mixed-economy company with headquarters in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua General Canabarro 500, 16(0) andar, registered at the CNPJ (National Company Registry) under number 34.274.233/0001-02, with its articles of incorporation filed at the Board of Trade in the state of Rio de Janeiro under number 33.3.0001392-0.

On September 30, 2002, the Subject Company's capital stock was R$ 812,106,678.19 (eight hundred and twelve million, one hundred and six thousand, six hundred and seventy-eight reais and nineteen centavos), represented by 15,000,000,000 (fifteen billion) ordinary shares and 28,199,977,500 (twenty-eight billion, one hundred and ninety-nine million, nine hundred and seventy-seven thousand, and five hundred) preferred shares, completely subscribed and paid in.

The table below presents a breakdown of the Subject Company's capital stock on September 30, 2002:

                                         Ord.           %         Pref.          %           Total          %
                                     -----------      -----   -------------    -----    ---------------   -----
   Shares in Circulation..........    20,606,853       0.14   11,383,270,685   40.37     11,403,877,538   26.40
   Brazilian Inst. Investors .....         -            -     3,277,500,000    11.62     3,277,500,000     7.59
   Foreign Inst. Investors........         -            -     1,738,500,000     6.16     1,738,500,000     4.02
   Individual Shareholders........         -            -     6,042,000,000    21.43     6,042,000,000    13.99
   ADR - Level 1..................         -            -      325,270,685      1.15      325,270,685     0.75
   Others.........................    20,606,853       0.14         -            -        20,606,853      40.05
   Controller (Offering Party)....  14,979,393,147     99.86  16,816,706,815   59.63     31,796,099,962   73.60
   Entities Linked to the.........         -            -           -            -             -            -
   Controller ....................
   Managers.......................         -            -           -            -             -            -
   Treasury.......................         -            -           -            -             -            -
   Total..........................  15,000,000,000     100    28,199,977,500    100      43,199,977,500   100]
                                    ==============     ===    ==============    ===      ==============   ====

The Subject Company is a public company listed for trading its shares on the stock market, having as its purpose the distribution, sale and industrialization of petroleum derivatives and their correlates, from other fuels, of products sold in gasoline stations and inputs related to the petroleum industry, as well as activities of importation and exportation, being able further in the performance of its activities, to set up companies, associate to other companies, under any legal form, or also acquire shares of capital stock from other firms, in order to make them affiliates or associated companies.

The table below presents some of the Subject Company's consolidated economic-financial indicators (in thousands of reais):

                                                              On December 31st                  June 30th          September 30th
                                                                                             ---------------       --------------
                                                          2000                2001                 2002                 2002
                                                     --------------      --------------      ---------------       --------------
   Capital stock..................................      812,107              812,107             812,107              812,107
   Net Assets.....................................     1,417,642            1,556,263           2,084,458            2,142,114
   Operating Profit (loss)........................      427,601              425,556             293,197              383,952
   Net Income (loss)..............................      278,211              374,092             528,195              585,851
   Total Receivables..............................     1,852,874            2,143,250           2,298,921            2,585,912
   Number of shares (unit)........................   43,199,977,500      43,199,977,500       43,199,977,500         43,199,977
   Earnings (loss) per share (R$).................       0.0064              0.0087               0.0122               0.0136
   Asset value per share (R$).....................      0.03407              0.03602              0.0483               0.0496
   Economic value of ordinary share (R$)(1).......         -                    -                 45.40                45.40
   Market value of ordinary share (R$) (2)........         -                    -                  -(3)                  -
   Economic value of preferred share (R$)(1)......         -                    -                 45.40                45.40
   Market value of preferred share (R$) (2).......       25.86                35.27               36.99                38.84
   Total receivables / Net Assets (%).............       125.90              137.72               110.29               120.72
   Net Earnings/Loss/Capital Stock (%)............       34.26                46.06               65.04                72.14

         (1) Per the Assessment
         (2) Average value of stock prices
         (3) There have only been eight trades until today, with the market price not being significant.

9.2  Information regarding the Subject Company's Shares
---  --------------------------------------------------

The Subject Company's capital stock is represented by ordinary shares and preferred shares, all registered, without issue of certificates, and maintained in the name of their holders in a deposit account of a financial institution authorized by the CVM. The institution hired for the registration service and deposit of shares issued by the Subject Company is Banco Itau.

The Subject Company's shares grant their holders the rights and prerogatives defined in the Subject Company's by-laws and Law 6.404/76.

The Shareholders of the Subject Company have the right, each fiscal year, to dividends that may not be less than 25% (twenty-five percent) of net income adjusted in the form of Law number 6.404/76, with the amount paid or credited as interest on own capital being able, for the effect of verification of meeting this limit, to be computed.

Under the terms of the Subject Company's by-laws, ordinary shares have the right to vote and may not be converted into preferred shares.

Preferred shares do not have the right to vote and may not be converted into ordinary shares, having priority in the reimbursement of capital and the receipt of a minimum dividend of 6% (six percent) calculated on the part of the capital represented by the preferred shares, or 3% (three percent) of the share's net equity, with the largest amount always prevailing. Furthermore, the preferred shares participate, non-cumulatively, in equal conditions with the ordinary shares in distribution of dividends whenever they are greater than the minimum percentage guaranteed.

The tables below show the trading history of the Subject Shares over the past 12 (twelve) months (average values):

Preferred shares
----------------

                                                  Volume     Closing      Opening      Min.     Max.     Avg.
        Date           Q. Trd.      Q. Secs.          R$          R$           R$         R$       R$       R$
  --------------       -------   -------------    ----------   -------      -------     ------   ----     -----
  December 2001......  1,570      916,800,000     31,336,530     33.20       32.46      30.03    35.36    34.18
  January 2002.......  1,097     1,103,400,000    37,600,410     32.51       33.40      32.22    34.98    34.08
  February 2002......  1,594     1,042,100,000    38,960,950     38.23       32.51      32.12    39.41    37.39
  March 2002.........  1,842     1,422,000,000    57,730,370     41.70       38.43      37.13    42.99    40.60
  April 2002.........  2,204     1,987,000,000    90,005,850     45.50       40.11      40.11    49.39    45.30
  May 2002...........  1,853     1,176,900,000    53,980,800     46.50       45.10      43.11    48.99    45.87
  June 2002..........  1,825     1,082,900,000    46,554,460     43.79       46.50      35.61    47.39    42.99
  July 2002..........  1,364      825,700,000     33,334,462     38.90       43.80      36.00    45.50    40.37
  August 2002........  1,679      965,200,000     37,597,569     41.00       38.77      35.00    42.00    38.95
  September 2002.....  1,158      418,500,000     16,279,850     34.90       40.00      32.00    44.80    38.90
  October 2002.......  2,394     1,215,100,000    40,792,799     35.70       34.90      29.82    37.00    33.57
  November 2002......  1,716       861,400,00     32,104,350     38.25       36.50      35.14    39.99    37.27

Ordinary shares
---------------

                                                   Volume      Closing     Opening      Min.     Max.     Avg.
      Date             Q. Trd.      Q. Secs.          R$          R$           R$         R$       R$       R$
  --------------       -------   -------------    ----------   -------      -------     ------   ----     -----
  December 2001......     1          200,000          7,528       37.64       37.64      37.64    37.64    37.64
  January 2002.......     -             -               -           -           -          -        -        -
  February 2002......     -             -               -           -           -          -        -        -
  March 2002.........     -             -               -           -           -          -        -        -
  April 2002.........     -             -               -           -           -          -        -        -
  May 2002...........     -             -               -           -           -          -        -        -
  June 2002..........     2          700,000         28,040       45.00       36.60      36.60    45.00    40.06
  July 2002..........     1          100,000          4,500       45.00       45.00      45.00    45.00    45.00
  August 2002........     -             -               -           -           -          -        -        -
  September 2002.....     -             -               -           -           -          -        -        -
  October 2002.......     1          100,000          4,500       45.00       45.00      45.00    45.00    45.00
  November 2002......     -             -              -]           -           -]         -        -]       -


10   INFORMATION REGARDING THE OFFERING PARTY AND THE SHARES OFFERED
     ---------------------------------------------------------------

10.1 Information regarding the Offering Party
     ----------------------------------------

The Offering Party is a public company headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida Republica do Chile 65, 22(0) andar, registered at the CNPJ (Federal Company Registry) under number
33.000.167/0001-01 with its articles of incorporation filed at the Board of Trade in Rio de Janeiro under number 33.300.032.061.

On September 30, 2002, the Offering Party's capital stock was R$ 16,291,561,324.68 (sixteen billion, two hundred and ninety-one million, five hundred and sixty-one thousand, three hundred and twenty four reais, and sixty-eight centavos), represented by 634,168,418 (six hundred and thirty-four million, one hundred and sixty-eight thousand, four hundred and eighteen) ordinary shares and 451,935,669 (four hundred and fifty-one million, nine hundred and thirty-five thousand, six hundred and sixty-nine) preferred shares, totally subscribed and paid in.

The table below presents a share breakdown of the Offering Party on September 30, 2002:


                                    Ordinary                  Preferred                                     % of Total
Shareholder                          Shares         %           Shares          %       Total Shares     Capital Stock
-----------                        -----------   -------     -----------     ------     ------------     -------------
Federal Government...............  353,314,557    55.71           0           0.0      353,314,557          32.53
BNDES Participacoes S.A. -
  BNDESPAR.......................  12,789,493      2.02      73,505,873      16.26      86,295,366          7.95

Other institutions from the......    863,899       0.14        333,615        0.07      1,197,514           0.11
Brazilian public sector..........
All  the counselors and..........
executive  directors together....     4,290        0.00         2,542         0.00        6,832             0.00
(14 people)......................
Others...........................  267,196,179    42.13      378,093,639     83.66     645,289,818          59.41
Total............................  634,168,418     100       451,935,669      100     1,086,104,087          100


The Offering Party is a mixed-economy company with an indeterminate duration, under the control of the Federal Government, linked to the Ministry of Mines and Energy, and has as its purpose the research, mining, refining, processing, sale and transport of petroleum originating from wells, schists or other rocks, their derivates, from natural gas and from other hydrocarbon fluids, as well as any other correlated activities, as defined by law.

The Offering Party was set up in 1954 and operated as a monopoly in the domestic market until 1995, when Brazil's Congress approved a Constitutional amendment making the state-run petroleum monopoly more flexible. Since its establishment, and mainly after opening up the domestic market, the Offering Party has diversified its activities, creating technical teams of specialized professionals, absorbing and generating technology and investing in the modernization and broadening of its plants. Currently, the Offering Party is the largest Brazilian company and has enabled itself to compete in the most sophisticated markets in the world, having become the third largest company in Latin America in terms of market value.

The Offering Party operates in Brazil and eleven other countries, with the majority of its reserves in the deep-see fields of Bacia de Campos, the largest petroleum production region in Brazil and one of the most productive petroleum and gas regions in South America.

The tables below present the Offering Party's main equity and financial information:

Equity Information
------------------

             Assets                              31.12.00            31.12.01           31.6.02              30.9.02
             ------                              --------            --------           -------              -------
             R$ thousand
                    Current ................    24,357,184          33,933,154         33,527,235           41,886,133
                    Fixed ..................    16,612,874          11,686,970         13,582,881           14,893,805
                    Permanent ..............    26,009,078          29,538,472         33,275,154           38,017,382
                             Total .........    66,979,136          75,158,596         80,385,270           94,797,320
                                                ==========          ==========         ==========           ==========

             Liabilities                         31.12.00           31.12.01            31.6.02             30.9.02
             -----------                         --------           --------            -------             -------
         R$ thousand
                    Current ................    20,141,740         21,864,158          21,167,747           27,784,870
                    Long-term ..............    21,612,956         23,806,631          27,393,571           34,602,404
                    Net Equity .............    24,945,639         28,966,503          31,773,500           33,178,761
                             Total Debt ....    66,979,136         75,158,596          80,385,270           94,797,320
                                                ==========         ==========          ==========           ==========

Financial Statement Information
-------------------------------

             R$ thousand                        31.12.00       31.12.01        31.6.02       30.9.02
             -----------                        --------       --------        -------       -------
Revenue from Sales and/or Services .........   64,261,852     79,906,204     40,639,802     69,735,414
Net Revenue from Sales and/or Services......   49,782,445     57,511,593     27,037,372     48,333,263
Gross Profit ...............................   20,844,137     22,655,934     10,002,421     17,527,813
Operating Expenses/Revenues ................   (2,738,384)    (4,080,130)    (2,314,588)    (3,698,067)
Operating Income ...........................   18,105,753     18,575,804      7,687,833     13,829,746
Non-Operating Income .......................      346,313      1,256,838           (554)      (109,097)
EBITA/Profit Sharing .......................   14,338,197     13,911,364      4,848,079      7,111,025
Provision for IT and Social
  Contribution..............................   (2,995,479)    (3,256,376)    (1,854,664)    (3,056,039)
Deferred Income Tax ........................   (1,366,062)      (618,989)      (369,988)        83,318
Profit/Loss for Fiscal Year ................    9,942,392      9,867,038      2,901,158      5,268,735
Number of Shares, Ex-Treasury
  (thousand)................................    1,086,104      1,086,104      1,086,104      1,086,104
Earnings per Share .........................      9.15418        9.08480        2.67116         4.8510

Other Financial Information
---------------------------

              R$ thousand                       31.12.00       31.12.01        31.6.02       30.9.02
              -----------                       --------       --------        -------       -------
Depreciation(1) ............................       3,419          3,450          2,064         3,429
Investments(2) .............................       7,590          9,943          5,755         9,251
EBITDA .....................................      18,270         17,250          8,044        13,727
EBITDA/Financial Expenses (3)...............       16.36          12.83           4.78          7.67
Total Debt (4)/ EBITDA .....................        1.17           1.55           3.91          4.53
Total Debt / Net Equity ....................        0.86           0.92           0.99          1.88

  (1) Includes depreciation, amor tization and provision for abandoning wells.
  (2) Total investments in 2001 w ere made up of R$ 6,420,982,000 (R$ 5,092,640,000 in 2000) in the domestic market, R$ 110,595,000 (R$
      143,652,000 in 2000) in ventures in negotiation and R$ 1,358,310,000
      (R$ 1,325,143,000 in 2000) in structured projects.
  (3) Financial expenses are net of financial revenue and monetary and exchange-rate variations.
  (4) Total debt is the sum of current liabilities plus fixed assets.

10.2   Information regarding the Shares Offered
       ----------------------------------------

10.2.1 Shares Offered
       --------------

As a result of adjustment to the exchange ratio, Rtr, set forth in item 2.4.1 above, it is impossible to determine, at this time, the number of Shares Offered and the percentage that the Shares Offered represent in the Offering Party's total capital. Considering acceptance of the Offering by all the Shareholders and the maximum Rtr value set forth in the Efficacy Condition (1.00 (one)), there are up to 11,403,878 (eleven million, four hundred and three thousand, eight hundred and seventy-eight) Shares Offered to the Shareholder, totaling up to R$ 512,035,000 (five hundred and twelve million and thirty-five thousand reais), corresponding to 1.04% of the Offering Party's total capital. The number of Shares Offered to be effectively issued will be determined in accordance with the result of the Offer and the formula set forth in item 2.4.1. above.

The issue of Shares Offered, which will enjoy the same rights and prerogatives of the Offering Party's shares of the same kind, indicated in item 10.2.2 below, was approved in a meeting of the Offering Party's Administrative Council on November 7, 2002 ("RCA").

Under the terms this Bid Announcement, and observing the issue limited set forth above, as many Shares Offered as necessary will be issued so that the Offering Party complies with its obligation to pay through an exchange resulting from the acceptance of the Offering by the Shareholders on the Auction Date and by the remaining Shareholders within the term set forth in item 7.1 above. The issue price of the Shares Offered will be the average price of preferred shares issued by the Offering Party (as defined in the Bid Announcement) and during the first three hours of trading on the first business day after the Auction Date - Petr-L. The issue price thus calculated will be paid by the Shareholders accepting the Offer, on the Settlement Date and by the remaining Shareholders that exercise the right set forth in item 7.1 above by the deadline stipulated therein, through an exchange for the Subject Shares, as set forth in item 4.2 above.

Keeping in mind that the Shares Offered will be issued in the same quantity as must be subscribed by the Shareholders, there will be no unsubscribed surplus.

10.2.2   Characteristics of the Offering Party's Shares
         ----------------------------------------------

The Offering Party's capital stock is represented by ordinary shares and preferred shares, all registered, without issue of certificates, and maintained in the name of their holders in a deposit account of a financial institution authorized by the CVM. The institution hired for the registration service and deposit of shares issued by the Offering Party is Banco Itau S.A.

The Offering Party's shares grant to their holders the rights and prerogatives defined in the Offering Party by-laws and in Law number 6.404/76.

The Offering Party's shareholders have the right, in each fiscal year, to dividends and/or interest on own capital that may not be less than 25% (twenty-five percent) of the adjusted net income pursuant to Law number 6.404/76.

Under the terms of the Offering Party's by-laws, the ordinary shares have the right to vote and may not be converted into preferred shares.

Preferred shares do not have the right to vote and may not be converted into ordinary shares, having priority in the reimbursement of capital and the receipt of a minimum dividend of 5% (five percent) calculated on the part of the capital represented by the preferred shares, or 3% (three percent) of the share's net equity, with the larger value always prevailing. Furthermore, the preferred shares participate, non-cumulatively, in equal conditions with the ordinary shares in distribution of dividends whenever they are greater than the minimum percentage guaranteed.

The tables below show the trading history of the Offering Party's shares over the past 12 (twelve) months (average amounts):

Ordinary shares
---------------

                                                            Volume      Closing   Opening      Min.     Max.     Avg.
      Date                        Q. Trd.      Q. Secs.       R$          R$         R$         R$       R$       R$
  ---------------------------   -----------  ----------   -----------   -----     -------     -----    -----    -----
  December 2001 .............       4,730     8,257,800   420,506,700      50.60    49.17     46.27    52.06    50.92
  January 2002 ..............       3,428     5,340,500   270,405,100      47.81    50.52     46.28    52.44    50.63
  February 2002 .............       4,238     5,870,700   313,217,500      56.11    48.19     47.05    56.44    53.35
  March 2002 ................       5,663    10,002,400   606,839,900      61.30    56.18     55.91    62.10    60.67
  April 2002 ................       5,011     7,883,400   469,220,600      58.15    61.50     57.40    63.40    59.25
  May 2002 ..................       4,963     9,398,600   539,274,500      58.36    57.44     53.60    61.00    57.38
  June 2002 .................       4,437     9,419,900   507,591,900      53.00    58.37     44.90    60.20    53.89
  July 2002 .................       4,999     9,572,700   440,610,662      45.00    53.50     40.00    53.50    46.03
  August 2002 ...............       6,041    11,097,400   511,808,935      48.30    45.00     42.98    51.40    46.12
  September 2002 ............       5,388    10,133,400   473,021,321      40.20    48.10     37.00    53.99    46.68
  October 2002 ..............       7,542    12,042,200   518,349,807      48.60    41.00     37.20    49.90    43.04
  November 2002 .............       3,993     5,542,000   265,063,000      48.00    48.00     44.50    50.28    47.83

Preferred shares
----------------

                                                     Volume      Closing     Opening      Min.       Max.        Avg.
      Date              Q. Trd.      Q. Secs.          R$          R$           R$         R$         R$          R$
  --------------        -------   -------------    ----------   -------      -------     ------     ----        -----
  December 2001 ......   15,147     18,841,600     927,756,000      49.23      46.86      45.22      50.15      49.24
  January 2002........   12,718     16,421,200     813,847,800      46.30      49.37      44.56      50.82      49.56
  February 2002.......    13,667    19,030,100     970,782,100      54.00      46.35      45.57      54.86      51.01
  March 2002..........    13,995    21,444,500    1,242,928,000     57.75      54.29      53.13      58.80      57.96
  April 2002..........    14,234    22,601,600    1,271,829,000     54.92      58.10      53.60      59.50      56.27
  May 2002............    11,054    16,434,500     886,728,500      54.52      54.79      51.09      56.70      53.96
  June 2002...........    15,655    21,365,200    1,036,027,000     49.10      55.00      40.80      55.70      48.49
  July 2002...........    19,006    26,133,600    1,106,122,090     40.91      49.50      37.99      49.50      42.33
  August 2002.........    21,589    27,146,400    1,143,253,010     44.00      41.34      39.21      46.20      42.11
  September 2002......    21,945    28,436,800    1,214,400,500     36.90      44.00      34.40      48.40      42.71
  October 2002........    29,081    31,234,200    1,245,562,140     44.30      37.56      34.70      44.80      39.88
  November 2002.......    15,870    17,053,200     746,520,800      44.45      44.40      40.60      46.20      43.78

11   ASSESSMENTS
----------------

11.1 Under the terms and for the purposes of article 8 of CVM Instruction no. 361, the Intermediary hereby declares that:

     o In order to establish the value of the Subject Shares and Shares Offered, the Intermediary prepared assessments ("Assessments"), dated as of June 30, 2002. The criteria considered most adequate by the Intermediary to be applied was the economic value of the Subject Shares and the Shares Offered, which is, respectively, R$ 45.40 (forty-five reais and forty centavos) per lot of 1000 (one thousand) Subject Shares and R$ 64.90 (sixty-four reais and ninety centavos) per Share Offered;

     o The value of the Subject Shares included in the Subject Company's Assessment, expressed per lot of 1000 (one thousand) Subject Shares, were the following: (i) R$ 38.84 (thirty-eight reais and eighty-four centavos), based on the average market price of the Subject Shares on Bovespa in the 12 (twelve) months prior to the set date of the Subject Company's Assessment; (ii) R$ 48.24 (forty-eight reais and twenty-four centavos), based on the Subject Company's net worth; and (iii) R$
          45.40 (forty-five reais and forty centavos), based on the expected of future profitability (economic value);

     o There is no conflict of interest that affect the independence required to perform its responsibilities; and

     o The cost of the Subject Company's Assessment and the Offering Party's Assessment was set at R$ 1,500,000 (one million and five hundred thousand reais);

     o It has proven experience in assessing public companies, having completed, among others, the following projects: (i) assessment of the Companhia Sao Paulo de Petroleo S.A. upon its acquisition by AGIP Petroleo, in 1998; (ii) assessment of the Companhia Brasileira de Distribuicao (CBD) upon its association with the French Group Casino

             Guichard Perrachon in 1999; (iii) financial assistance in the sale of shares of AGIP Distribuidora S.A., owned by the Ipiranga Group, in 1999; (iv) assessment of the Ultra Group, when it went public in 1999; and (v) assessment of the gas-distribution assets of the Subject Company, upon their transfer to the Offering Party, in 2001.

11.2 For the purposes and effects of article 4 of Law no. 6404/76 and article 24 of CVM Instruction no. 361, Shareholders that wish to have the sale price reviewed must send a written request to the Director of Investor Relations at the Subject Company, at Rua General Canabarro, 500, 16o andar, in the city of Rio de Janeiro, state of Rio de Janeiro, by 6:00 pm, on the fifteenth day, starting from the date of publication of this Bid Announcement, notarized, duly accompanied by elements of conviction that demonstrate the failure or imprecision in the employment of the calculation methodology or in the assessment criteria adopted and requesting a Special Shareholders Meeting with Shareholders who hold Subject Shares outstanding in the market.

11.2.1 As long as those who sign the request sent to the Subject Company under the terms of item 11.2 above represent at least 10% (ten percent) of the Subject Shares outstanding in the market, the administrators of the Subject Company will call a Special Assembly within 8 (eight) days, starting from the receipts of the aforementioned request.

11.2.2 Once the request that meets the requisites set forth in the previous item has been received, if the administrators of the Subject Company do not call a Special Shareholder Meeting of the Shareholders that own Subject Shares outstanding in the market within the stipulated timeframe, those who made the request will be able to call their own Special Shareholder Meeting.

11.2.3 The Shareholders that request a new assessment and those that vote in favor of it, must pay the Subject Company for the costs incurred, if the new amount is less than or equal to the initial amount of the Offer.

11.2.4 If a price review is requested, the Offering Party will publish this fact in accordance with the terms of article 24 of CVM Instruction no. 361, especially regarding maintenance, or not, of this Offeri, if the new assessment calculates an amount higher than the Offer price. If the Offer Party decides to maintain the Offer, the new dates for Offer to take effect and the date of the Auction will be communicated.

11.2.5 For the purpose of the items above, Subject Shares outstanding in the market shall mean all the shares of the Subject Company, less those owned by the controlling shareholder, the directors, the administrative counselors, and those in the Subject Company Treasury.

12   ADDITIONAL STATEMENTS OF THE OFFERING PARTY AND INTERMEDIARY
     ------------------------------------------------------------

12.1     The Offering Party hereby declares that:

     o with the exception of the Subject Shares, the Subject Company did not issue any other securities that are in circulation on the market;

     o it is unaware of any facts or circumstances that have not been revealed to the public that could relevantly affect the income for the Subject Company or the quotes for the Subject Shares;

     o all of the expenses related to this Offer and its settlement are exclusively paid by the Offering Party, including Bovespa's fees and the CBLC's settlement fees owed as a result of the participation of the Shareholders of Subject Shares in the Auction. The Offering Party will also pay for broker costs charged by the Brokers representing the Shareholders of Subject Shares in the Auction, up to a maximum amount of 0.025% (twenty-five thousandths percent), charged on the amounts of the trades recorded on Bovespa for each participant. It is up to each participant to take the necessary measures to do so with its respective Broker;

     o it intends to exercise the option set forth in paragraph 5 of article 4 of Law no. 6.404/76. The amount of the withdrawal will be set in accordance with item III of article 20 of CVM Instruction n. 361 in up to 45 (forty-five) days, starting from the date on which the Offering Party decides on this subject, without any interest or monetary corrections applied to it. The option set forth in paragraph 5 of article 4 of Law 6404/76 may only be exercised if the conditions that allow the Offering Party to proceed with cancellation of the public-company registration of the Subject Company have been met, as set forth in article 16 of CVM Instruction no. 361. The Offering Party's exercise of the option set forth herein will be announced to the market.

12.2     The Intermediary hereby declares that:

     o it is unaware of any facts or circumstances that have not been revealed to the public that could relevantly affect the income for the Subject Company or the quotes for the Subject Shares;

     o on the date of this Bid Announcement, it held 200,000,000 (two hundred million) nominative preferred shares, representing 0.71% (zero point seventy-one percent) of the capital of the same kind and 0.46% (zero point forty-six percent) of the Subject Company's total capital;

     o on the date of this Bid Announcement, BBA Investimentos DTVM S.A., the Intermediary's controlling company, managed investment funds that held 120,543,170 (one hundred twenty million, five hundred and forty-three thousand, one hundred and seventy) nominative preferred ordinary shares, representing 0.43% (forty-three hundredths of a percent) of the total preferential shares issued by the Subject Company, and 0.28% (twenty-eight hundredth of a percent) of the Subject Company's total capital;

     o on the date of this Bid Announcement, BBA Investimentos DTVM S.A., a company controlled by Banco BBA Creditanstalt S.A., managed investment funds that held

          222,003,170 (two hundred and twenty two million, three thousand one hundred and seventy) nominative preferred shares, representing 0.43% (zero point forty-three percent) of the capital of the same kind and 0.28% (zero point twenty-eight percent) of the Subject Company's total capital,

     o The Intermediary's controlling shareholder and the other persons related to the Intermediary do not own (nor do they have under discretionary management) Subject Shares; and

     o    the Intermediary will accept this Offering.

13   OTHER INFORMATION
--   -----------------

13.1 The list of names of the Subject Company's shareholders, with the respective addresses and number of shares, detailed by type, is available to those interested, through receipt, at the addresses indicated above and at Bovespa, and also through electronic means.

13.2 The Assessment that determined the price to be paid for the Subject Shares and the subscription price for the Shares Offered and this Bid Announcement are available to those with possible interest at the CVM, at the head office of the Subject Company, at the head office of the Offering Party, at the head office of the Intermediary, at Bovespa and through electronic means, at the sites www.cvm.gov.br and www.br.com.br.
--------------     -------------
13.3 The registration in the name of the Subject Company as established in article 21 of Law no. 6.385, of December 7, 1976, has been updated through this date, the Subject Company having filed its Annual Information - "IAN" with the CVM referring to the fiscal year that ended December 31, 2001 as well as the Quarterly Reports - "ITR" referring to the quarter that ended on September 30, 2002 within the legal timeframe.

13.4 Additional information about this offer and about the Subject Company, including information on public-company registration (IAN - Annual Information, DFP - Standard Financial Statements, and ITR - Quarterly Reports) can be obtained: (i) at the Subject Company's headquarters in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua General Canabarro 500, 16(0) andar, Bairro Maracana; (ii) at the Offering Party's headquarters in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida Republica do Chile 65, 22(0) andar;
(iii) at the headquarters of the Intermediary, in the city of Sao Paulo, state of Sao Paulo, at Avenida Paulista (0)37, 19(0) andar; and (iv) at the CVM, in the city of Rio de Janeiro, at Rua Sete de Setembro 111, 5(0) andar, or in the city of Sao Paulo, state of Sao Paulo, at Rua Formosa 367, 20(0) andar.

13.5 Additional information about the Offering Party, including information about the public-company registration (IAN - Annual Information, DFP - Standard Financial Statements, and ITR - Quarterly Reports) can be obtained (i) at the Offering Party's headquarters; (ii) at the headquarters of the Intermediary; and
(iii) and at the CVM, at the addresses listed in item 13.4 above.


14   MESSAGE TO THE HOLDERS OF AMERICAN DEPOSITARY RECEIPTS ("ADR")
     --------------------------------------------------------------

14.1 This Offer is extended to the shareholder The Bank of New York ("BONY"), depositary of the Subject Shares represented by the ADRs issued by BONY pursuant to the Deposit Agreement between the Subject Company and BONY ("Depositary Bank") signed on September 29, 1995 ("Deposit Agreement"), all that is necessary for that purpose is to proceed in accordance with the terms and conditions set forth herein.

14.1.1 Acceptance of the Offer by the BONY and/or the withdrawal of ADRs based on item 14.3 below might have fiscal implication for BONY and/or the holders of ADRs. Thus, both the BONY and the ADR holders are hereby advised to investigate further with their consultants about eventual tax implications.

14.2 The Offering is exempt from registration with the United States Securities and Exchange Commission pursuant to Rule 802 under the Securities Act of 1933 and Rule 14d-1(c) under the Securities and Exchange Act of 1934.

14.3 Once conditions necessary for making capital of the Subject Company private, pursuant to item 6.2 above, the Deposit Agreement will end, according to the provision in Section 6.2 of the Deposit Agreement.

14.4 Upon termination of the Deposit Agreement, BONY, as holder of the Subject Shares, and the holders of the ADRs residing and domiciled abroad, who, through the provision in item 13.3 above, become direct holders of the Subject Shares, should observes the norms of the Central Bank of Brazil, regarding foreign investment in the country.

14.5 In observance of Rule 802 under the Securities Act of 1933, the ADR holders are informed that Brazilian law governs this Offering, and that the Offering Party is a Brazilian company with head office and forum in Brazil, subject to Brazilian jurisdiction.

14.6 The representative BONY-issued ADR holders of Subject Shares that wish to obtain more information about the Offer may do so at Morrow & Co., Inc, (445 Park Avenue, 5th Floor, New York, New York 10022), telephone (800) 607-0088 for ADR holders in the United States, or call collect at +1 212 754 8000 for ADR holders outside the United States, or at tender.info@morrowco.com.
                                         ------------------------

LISTING AND REGISTRATION DATE AT THE CVM: CVM/SRE/OPA/CAN/2002/012, December 27, 2002.

Acceptance of the registration request of this Offer does not imply, on the CVM's part, any guarantee of the veracity of the information contained herein, judgment of the quality of the Subject Company, the Offering Party, the Subject Shares, the Shares Offered or of the price offered for acquisition of the Subject Shares.

                          Sao Paulo, December 30, 2002

                                  Intermediary

                                   [BBA LOGO]

                             BBA CREDITANSTALT S.A.